As filed with the Securities and Exchange Commission on September 10, 2008

Registration No. 333-79227

333-90127

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT No. 333-79227

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT No. 333-90127

UNDER

THE SECURITIES ACT OF 1933

MILLIPORE CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	04-2170233
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

290 Concord Road, Billerica, MA	01821
(Address of Principal Executive Offices)	(Zip Code)

1995 EMPLOYEES’ STOCK PURCHASE PLAN

1999 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the plan)

Jeffrey Rudin, Esquire

Millipore Corporation

290 Concord Road

Billerica, Massachusetts 01821

(Name and Address of Agent for Service of Process)

(978) 715-4321

(Telephone Number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒    Accelerated filer  ☐    Non-accelerated filer  ☐    Smaller reporting company  ☐

(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

Pursuant to Item 512(a)(3) of Regulation S-K, these Post-Effective Amendments Nos. 1 relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Millipore Corporation (the “Registrant”) and are filed in order to deregister the shares of the Registrant’s common stock, par value $1.00 per share, remaining unsold under such Registration Statements:

Filing Date	Shares	Plan	File No.
May 24, 1999	1,300,000	1995 Employees’ Stock Purchase Plan	333-79227
Nov. 2, 1999	250,000	1999 Stock Option Plan for Non-Employee Directors	333-90127

The offerings contemplated by each of the Registration Statements have terminated. Accordingly, the Registrant hereby files these Post-Effective Amendments No. 1 to the Registration Statements to deregister all shares originally registered under the Registration Statements to the extent such shares remain unsold thereunder. Upon the effectiveness of these Post-Effective Amendments No. 1 to the Registration Statements, all such shares shall be removed from registration.

As no securities are being registered herein, the sole purpose being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billerica, Commonwealth of Massachusetts, on the 10th day of September, 2008.

MILLIPORE CORPORATION

By:	/s/ Jeffrey Rudin
Name:	Jeffrey Rudin
Title:	Vice President and General Counsel